Exhibit 99.1

Angel Pond Holdings Corporation Announces Pricing of $250 Million Initial Public Offering

NEW YORK, New York, May 18, 2021 /BusinessWire/ — Angel Pond Holdings Corporation (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “POND.U” beginning May 18, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “POND” and “POND WS,” respectively.

Goldman Sachs (Asia) L.L.C. and J.P. Morgan Securities LLC are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

About Angel Pond Holdings Corporation

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While its efforts to identify a target business for such initial business combination may span many industries and regions worldwide, the Company intends to focus on target businesses within the Greater China region, especially on companies within technology-enabled sectors, including, but not limited to, e-commerce, enterprise software and cloud computing, and fintech. The Company is co-founded by Dr. Theodore T. Wang, a former Partner of Goldman Sachs, and Mr. Shihuang “Simon” Xie, a co-founder of China e-commerce company Alibaba Group.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. L.L.C., Attention: Prospectus Department, 200 West Street, New York, New York 10282, Telephone: +1-866-471-2526, Email: Prospectus-NY@gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: +1-866-803-9204, Email: prospectus-eq_fi@jpmchase.com.

A registration statement relating to the securities became effective on May 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds.

No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Axel Jin

info@angelpond.com

+1-212-878-3702

2